Exhibit 10.2

Compensation of Darren Parmenter

Annual Base Salary:	$335,000 commencing on April 1, 2015, subject to increase in the discretion of the Compensation Committee of the Board of Directors.

Bonus:	Mr. Parmenter is entitled to participate in the Hilltop Holdings Inc. 2012 Annual Incentive Plan.